Exhibit (n)(2)

Report of Independent Public Accounting Firm

The Board of Directors and Shareholders
Ares Capital Corporation

Under date of February 28, 2011, we reported on the consolidated balance sheets, including the consolidated schedules of investments, of Ares Capital Corporation as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the there-year period ended December 31, 2010 which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement, under the caption “Senior Securities”. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on their financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements take as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Los Angeles, California
June 3, 2011